UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 27, 2013

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(855) 449-9642

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Zynga Inc. (the “Company”) entered into an offer letter with Don A. Mattrick as described in Item 5.02 below, which description shall be incorporated into this Item 1.01. A copy of the offer letter is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 29, 2013, the Board of Directors of the Company (the “Board”) appointed Don A. Mattrick, 49, to serve as Chief Executive Officer and as a director of the Company, in each case effective on the date that Mr. Mattrick commences employment with the Company. Mr. Mattrick will also serve as a member of the Executive Committee of the Board, as described below. There are no arrangements or understandings between Mr. Mattrick and any other persons pursuant to which he was selected as a director and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Prior to joining the Company, Mr. Mattrick served as President of Microsoft Corp.’s Interactive Entertainment Business Group since October 2010. Prior to that position, Mr. Mattrick served as Senior Vice President of Microsoft’s Interactive Entertainment Business, Entertainment and Devices Division since July 2007. Prior to joining Microsoft in 2007, Mr. Mattrick held various positions at Electronic Arts Inc., most recently as President of Worldwide Studios.

Employment Offer Letter

The Company entered into an offer letter dated June 30, 2013 (the “Offer Letter”) with Mr. Mattrick. The Offer Letter has no specified term, and Mr. Mattrick’s employment with the Company will be on an at-will basis. Mr. Mattrick’s employment with the Company will commence on July 8, 2013 (the “Start Date”).

Base Salary and Bonus. Mr. Mattrick will receive an annual base salary of $1,000,000, subject to annual review. For fiscal year 2013, Mr. Mattrick will receive a pro-rated guaranteed minimum annual bonus of his base salary times the greater of (i) 200% or (ii) the average 2013 bonus percentage for the Company’s other executive officers. For fiscal year 2014, he will be eligible for an annual bonus under the Company’s 2011 Equity Incentive Plan with a target amount of 200% of base salary and a maximum amount of 400% of base salary. Thereafter, the actual amount of the annual bonus will be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion and based upon its assessment of the Company’s achievement of performance conditions during the applicable fiscal year.

Sign-on Bonus. Mr. Mattrick will receive a one-time sign-on bonus of $5,000,000 (the “Sign-on Bonus”). This Sign-on Bonus is subject to recoupment in the event that Mr. Mattrick is terminated for cause or he resigns for reasons other than due to constructive termination within 12 months of the Start Date.

Make-Whole Grant (Vesting Over Three Years). To compensate Mr. Mattrick for his forfeiture of compensation from his previous employer, he will receive a grant (the “Make-Whole Grant”) of 8,928,571 restricted stock unit awards for the Company class A common stock (the “Stock”) under the Company’s 2011 Equity Incentive Plan (the “Plan”). The number of restricted stock units subject to the Make-Whole Grant was determined based on a target value of $25,000,000 divided by the closing price of the Stock on June 26, 2013. The Make-Whole Grant shall vest as follows: (i) 45.32% on the first anniversary of the Start Date, (ii) 45.32% on the day prior to the 2015 annual meeting of the Company’s shareholders, and (iii) 9.36% on the third anniversary of the Start Date.

Inducement Grant (Vesting Over Five Years). Mr. Mattrick shall also receive an inducement grant consisting of (i) 1,785,714 restricted stock unit awards (the “Inducement RSUs”), and (ii) an option to purchase 7,357,143 shares of Stock (the “Inducement Options”) with an exercise price equal to the closing price of the Company’s Stock on the grant date. The number of restricted stock units subject to the Inducement RSUs was determined based on a target value of $5,000,000 divided by the closing price of the Company’s Stock on June 26, 2013. The number of shares of Stock subject to the Inducement Options was determined based on a target value of $10,000,000, based on the closing price of the Company’s Stock on June 26, 2013. Each of the Inducement RSUs and the Inducement Options shall vest as follows: (i) 60% on the third anniversary of the Start Date, (ii) 20% on the fourth anniversary of the Start Date, and (iii) 20% on the fifth anniversary of the Start Date.

The Company’s accounting for the Make-Whole Grant and the Inducement Grant will be based on the closing price on the date of grant in accordance with the Company’s policies and practices.

Eligibility for Subsequent Grants. Beginning in 2014, Mr. Mattrick will be eligible to receive grants of additional equity awards under the Plan (each, an “Annual Grant”). The Annual Grant for 2014 will be in the form of restricted stock units and performance-based restricted stock units with a target value of approximately $7,000,000. Annual grants for subsequent years will be at the Compensation Committee’s discretion, although it is contemplated that the target value of such awards will equal approximately $7,000,000 per annum, subject to the Board’s or the Compensation Committee’s evaluation of Mr. Mattrick’s performance and then current market compensatory levels and practices.

Severance Terms. If the Company terminates Mr. Mattrick’s employment without cause or if Mr. Mattrick resigns in a constructive termination (each as described in the Offer Letter), the Company will pay him severance benefits including, among other things, (i) a separation payment equal to two times annual salary plus two times target bonus (paid over 24 months), and a pro-rated bonus for the fiscal year of termination (paid when bonuses are paid to the Company’s executive officers in respect of the year of termination), and (ii) accelerated vesting of (w) all of Mr. Mattrick’s Make-Whole Grant, (x) Mr. Mattrick’s Inducement Grant as to the shares that would have vested in the one year period following such termination, and (y) any annual grants that are subject to time-based vesting as to the shares that would have vested in the one year period following such termination, and (z) any Annual Grants that are subject to performance-based vesting on a pro-rata basis, based on actual performance for the portion of the performance period completed, provided that Mr. Mattrick worked at least six months of the applicable performance period. If the Company terminates Mr. Mattrick’s employment without cause or if Mr. Mattrick resigns in a constructive termination, in either case during the 30-day period immediately preceding a change in control or 18-month period following a change in control, Mr. Mattrick will receive the aforementioned severance terms, provided that the cash severance shall be paid in a lump sum and the full accelerated vesting shall apply to the Inducement Grant as well as the Make-Whole Grant. Mr. Mattrick will also be eligible to participate in the Company’s Change in Control Severance Benefit Plan, which provides for partial acceleration of outstanding equity awards upon a change in control and further partial acceleration upon termination or constructive termination following a change in control, and which is filed as Exhibit 10.23 to the Company’s Registration Statement on Form S-1 filed on November 17, 2011 and is incorporated by reference herein. Mr. Mattrick must execute a release of claims against the Company as a condition to receiving any of the severance payments and benefits.

Other Benefits and Terms. Mr. Mattrick will be eligible to participate in the health insurance and benefit programs generally available to senior executives of the Company. The Company will reimburse Mr. Mattrick for reasonable legal fees incurred in connection with entering into the Offer Letter, up to a maximum of $60,000. If any payments or benefits to Mr. Mattrick would result in him incurring a “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will be reduced so as not to incur the tax if Mr. Mattrick would be better off on an after-tax basis with such reduction.

Mr. Mattrick’s bonuses and equity grants will be subject to the Company’s executive compensation recoupment policies as in effect from time to time.

Mr. Mattrick has entered into the Company’s standard form of Employee Invention Assignment and Confidentiality Agreement, which is attached as Exhibit A to the Offer Letter.

The Company also intends to enter into its standard form indemnification agreement with Mr. Mattrick, which is filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed on November 17, 2011 and is incorporated by reference herein.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

A copy of the press release announcing Mr. Mattrick’s appointment as Chief Executive Officer and as a member of the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Departure of Directors or Certain Officers

Effective on the date that Mr. Mattrick commences employment with Company, Mark Pincus will no longer serve as Chief Executive Officer of the Company. Mr. Pincus will continue to serve as Chairman of the Board and Chief Product Officer.

On June 27, 2013, Owen Van Natta resigned from his position as a director of the Company, effective on such date. Prior to Mr. Van Natta’s resignation from the Board, he was a member of the Mergers and Acquisitions Committee of the Board. Mr. Van Natta’s resignation from the Board was not tendered in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with his ceasing to serve as a member of the Board, Mr. Van Natta will receive acceleration of vesting of 375,000 unvested Restricted Stock Units under his previous award.

Executive Committee

Our Board has approved the formation of an Executive Committee, effective upon Mr. Mattrick’s commencement of employment and election to the Board. The Executive Committee will be comprised of Mr. Mattrick and Mr. Pincus, as Chairman of the Board, and was formed to serve as an administrative committee of the Board to facilitate approval of certain corporate actions in the intervals between full meetings of the Board. Subject to certain limitations set forth in its charter, the Executive Committee will serve to manage the operations and affairs of the Company between Board meetings, and will report to the full Board.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements relating to, among other things, the appointment of Don Mattrick as our new Chief Executive Officer and as a member of our board of directors. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied. More information about the risks Zynga faces is included in our quarterly and annual reports filed with the SEC, copies of which may be obtained at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this Current Report on Form 8-K. We assume no obligation to update such statements.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated June 30, 2013, between Zynga Inc. and Don A Mattrick.

99.1	Press release announcing appointment of Don A Mattrick as Chief Executive Officer and as a member of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynga Inc.

Date: July 3, 2013	By:	/s/ Reginald D. Davis
Reginald D. Davis
Executive Vice President, General Counsel and Secretary